                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) Of The Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             THE HARPER GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                                     [LOGO]

                             THE HARPER GROUP, INC.
                              260 TOWNSEND STREET
                        SAN FRANCISCO, CALIFORNIA 94107

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                       TUESDAY, MAY 13, 1997, 10:30 A.M.

TO THE STOCKHOLDERS:

     Please be advised that the Annual Meeting of Stockholders of The Harper Group, Inc. will be held at the office of the Company, 260 Townsend Street, San Francisco, California, on Tuesday, May 13, 1997, at 10:30 a.m. for the following purposes:

     (1) To elect three Class III directors.

     (2) To amend the Company's Certificate of Incorporation to change the Company's name to "Circle International Group, Inc."

     (3) To transact such other business as may properly come before the meeting.

     Only stockholders of record on the books of the Company as of 5:00 P.M., March 28, 1997, will be entitled to vote at the meeting and any adjournment thereof. San Francisco, California April 1, 1997

                                          By Order of the Board of Directors

                                                     ROBERT H. KENNIS
                                          --------------------------------------
                                                     Robert H. Kennis
                                              General Counsel and Secretary

     STOCKHOLDERS ARE REQUESTED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE.

                             THE HARPER GROUP, INC.

                              260 TOWNSEND STREET
                        SAN FRANCISCO, CALIFORNIA 94107

                                PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors of The Harper Group, Inc. (the "Company") to be used at the Annual Meeting of Stockholders on May 13, 1997, for the purposes set forth in the foregoing notice. This proxy statement and the enclosed form of proxy were first sent to stockholders on or
about April   , 1997.

     If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted as recommended by the Board of Directors. Any stockholder signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to or at the Annual Meeting. A proxy may be revoked by a writing delivered to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy signed by the person who signed the earlier proxy, or by attendance at the Annual Meeting and voting in person.

                               VOTING SECURITIES

     Only stockholders of record on the books of the Company as of 5:00 P.M., March 28, 1997, will be entitled to vote at the Annual Meeting.

     As of the close of business on March 28, 1997, there were outstanding shares of Common Stock of the Company, entitled to one vote per share. The holders of a majority of the outstanding shares of the Common Stock of the Company, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                             ELECTION OF DIRECTORS

     The Certificate of Incorporation and By-laws of the Company provide for a Board of Directors consisting of not less than three members, divided into three classes. The size of the Board of Directors may be determined subject to the foregoing minimum from time to time by the Board of Directors of the Company. The size of the Board of Directors has currently been established at seven.

     Directors elected into a class at the annual meeting of stockholders in each year serve three-year terms and until their successors have been duly elected. Directors appointed by the Board of Directors of the Company to fill vacancies or newly created directorships serve for the remainder of the term of the class to which they are appointed. The Class III directors elected at the Annual Meeting will serve until the 2000 Annual Meeting; Class II directors elected at last year's Annual Meeting will serve until the 1999 Annual Meeting; and Class I directors elected at the 1995 Annual Meeting will serve until the 1998 Annual Meeting.

     The persons named below are the nominees to serve as Class III directors until the 2000 Annual Meeting of Stockholders and until their successors have been elected or until death, retirement, resignation or removal. The nominees presently serve as Class III directors.

     In the absence of instructions to the contrary, shares represented by the proxy will be voted and the proxies will vote for the election of such nominees to the Board of Directors. If any of such nominees is unable or unwilling to be a candidate for the office of director at the date of the Annual Meeting, or any adjournment thereof, the proxies will vote for such substitute nominee as shall be designated by the proxies. The management has no reason to believe that such nominees will be unable or unwilling to serve if elected as directors. Set forth below is certain information concerning the nominees which is based on data furnished by them.

                                    BUSINESS EXPERIENCE DURING PAST FIVE YEARS
                                                        AND                           SERVED AS
NOMINEES FOR DIRECTOR      AGE                   OTHER INFORMATION                  DIRECTOR SINCE
-------------------------  ---     ---------------------------------------------    --------------
Ray C. Robinson, Jr.       76      Private businessman. Mr. Robinson served as           1971
                                   Secretary of the Company from 1971 until
                                   January 1986.
John M. Kaiser             57      Private investor and real estate developer.           1993
                                   From 1979 to 1988, Mr. Kaiser was President
                                   of Expeditors International of Washington,
                                   Inc. (international freight forwarder).
John M. Lillie             60      Chairman of the Board of Directors of The             1997
                                   Epic Team (bicycles and accessories). Mr.
                                   Lillie was Chairman and Chief Executive
                                   Officer of American President Companies,
                                   Ltd., (transportation company) from 1992 to
                                   1995, and was President and Chief Operating
                                   Officer of American President Companies, Ltd.
                                   from 1990 to 1991. Mr. Lillie is a director
                                   of The Gap, Inc. (specialty retailer), Vons
                                   Companies (supermarket chain), Walker
                                   Interactive (software), and Consolidated
                                   Freightways (transportation company).

     Set forth below is certain information concerning the other directors which is based on data furnished by them.

                                    BUSINESS EXPERIENCE DURING PAST FIVE YEARS
                                                        AND                           SERVED AS
  CONTINUING DIRECTORS     AGE                   OTHER INFORMATION                  DIRECTOR SINCE
-------------------------  ---     ---------------------------------------------    --------------
Peter Gibert               54      Chairman of the Board of Directors, President         1992
                                   and Chief Executive Officer. From February
                                   1984 to May 1991, Mr. Gibert was President
                                   and Chief Executive Officer of Darrell J.
                                   Sekin and Co. (international freight
                                   forwarder).
Wesley J. Fastiff          64      President of Littler, Mendelson, Fastiff,             1971
                                   Tichy & Mathiason, a law firm which was
                                   retained by the Company to perform legal
                                   services in 1996.
Edwin J. Holman            50      Chairman and Chief Executive Officer of               1995
                                   Petries Retail, Inc. (operator of retail
                                   stores). From 1993 to 1995, Mr. Holman was
                                   President and Chief Operating Officer of
                                   Woodward and Lothrop, Inc. (department stores
                                   located in the Mid-Atlantic region). From
                                   1981 to 1993, Mr. Holman was an officer of
                                   Carter Hawley Hale Stores, Inc., most
                                   recently Vice Chairman and Chief Operating
                                   Officer.
Frank J. Wezniak           64      President and Chief Executive Officer of              1987
                                   Karri Technology, Inc. (manufacturer of
                                   information collection systems) since 1994.
                                   From 1987 to 1992, Mr. Wezniak was President
                                   of Computer Identics (manufacturer of bar
                                   code and data collection information
                                   systems).

                         FURTHER INFORMATION CONCERNING
                             THE BOARD OF DIRECTORS

COMMITTEES OF THE BOARD

     During 1996, the Board of Directors held six meetings. The Company has an Audit Committee, a Human Resources, Compensation and Nominating Committee and a Strategic Planning and Mergers and Acquisitions Committee.

     The members of the Audit Committee are Frank J. Wezniak (Chairman), Ray C. Robinson, Jr., Edwin Holman and Wesley J. Fastiff. Among the functions performed by the Audit Committee are to make recommendations to the Board of Directors with respect to the engagement or discharge of independent auditors, to review with the independent auditors the plan and results of the auditing engagement, to review the Company's auditing procedures and system of internal accounting controls and to make inquiries into matters within the scope of its functions. During 1996, the Audit Committee held six meetings.

     The members of the Human Resources, Compensation and Nominating Committee are Wesley J. Fastiff (Chairman), Ray C. Robinson, Jr., Frank J. Wezniak and John M. Kaiser. Among the functions of the Human Resources, Compensation and Nominating Committee are to propose nominees for membership on the Board of Directors, review and make recommendations to the Board of Directors concerning the compensation of the key management employees of the Company and to administer the Company's stock option plans. During 1996, the Human Resources, Compensation and Nominating Committee held six meetings.

     The members of the Strategic Planning and Mergers and Acquisitions Committee are Peter Gibert (Chairman), John M. Kaiser, Ray C. Robinson, Jr. and Edwin Holman. Among the functions of the Strategic Planning and Mergers and Acquisitions Committee are to review and make recommendations to the Board of Directors concerning proposed or potential acquisitions, mergers, joint ventures, or other business combinations, and to consult with management regarding acquisition strategy. During 1996, this Committee held three meetings.

COMPENSATION OF DIRECTORS

     Directors are paid directors fees consisting of $13,000 per year and $750 for each Board meeting attended. Directors who attend meetings of the Audit Committee, Strategic Planning and Mergers and Acquisitions Committee or Human Resources, Compensation and Nominating Committee receive an additional $500 for each meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1996, the Company retained the law firm of Littler, Mendelson, Fastiff, Tichy & Mathiason to perform legal services for it. Mr. Fastiff, a director of the Company and a member of the Human Resources, Compensation and Nominating Committee, serves as president of Littler, Mendelson, Fastiff, Tichy & Mathiason.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

     The compensation paid to the Company's Chief Executive Officer and four other most highly compensated executive officers for services in all capacities to the Company and its subsidiaries during the last three fiscal years is set forth below.

                                                                                                   LONG TERM
                                                                                              COMPENSATION AWARDS
                                                          ANNUAL COMPENSATION              -------------------------
                                               -----------------------------------------    RESTRICTED    SECURITIES   ALL OTHER
                                                                         OTHER ANNUAL         STOCK       UNDERLYING   COMPENSA-
     NAME AND PRINCIPAL POSITION        YEAR   SALARY($)   BONUS($)   COMPENSATION($)(1)   AWARDS($)(2)   OPTIONS(#)   TION($)(3)
--------------------------------------  ----   ---------   --------   ------------------   ------------   ----------   ----------
Peter Gibert                            1996   $ 375,000   $150,000        $118,000(4)             --        60,000      $4,750
  Chairman, President and               1995   $ 240,000   $ 43,000        $113,000(4)             --            --      $3,400
  Chief Executive Officer               1994   $ 240,000   $150,000        $ 18,500(4)       $581,046        37,500(5)   $4,700
Steven D. Leonard                       1996   $ 225,000   $100,000        $198,000(6)             --       125,000          --
  Senior Vice President
Robert J. Diaz                          1996   $ 210,000                   $ 61,600(7)             --                    $4,750
  Senior Vice President,                1995   $ 210,000   $ 69,000        $ 97,600(8)             --            --      $2,900
  Chief Financial Officer               1994   $  17,500   $ 45,000              --                --        50,000          --
  and Treasurer
Kim E. Wertheimer                       1996   $ 168,500                         --                --        15,000      $4,750
  Vice President                        1995   $ 166,000   $100,000              --                --        15,000      $4,900
                                        1994   $ 122,000   $ 75,000              --                --        30,000      $3,100
Martin R. Collins                       1996   $ 150,000   $ 40,000                                --            --      $4,500
  Vice President                        1995   $ 150,000   $ 55,000              --                --        15,000      $3,200
                                        1994   $ 150,000   $ 50,000              --                --         5,000      $4,700

---------------

(1) While the named executive officers enjoy certain perquisites, for fiscal years 1994, 1995 and 1996 these did not exceed the lesser of $50,000 or 10% of each officer's salary and bonus.

(2) The fair market value of these shares on the grant date was $17.75 per share. The fair market value on the grant date, however, is not necessarily indicative of the restricted stock's real value, which is impossible to determine until the vesting date; it is at this point that executives recognize income on the stock and must pay taxes on it. As of the end of fiscal 1996, the aggregate restricted stock holdings for the named executives consisted of 16,368 shares worth $388,740 at the then-current fair market value (as represented by the closing price of the Company's Common Stock on December 31, 1996), without giving effect to the diminution of value attributable to the restrictions on such stock. Dividends are paid on the restricted shares to the extent payable on the Company's Common Stock generally. All shares granted to Mr. Gibert vested on January 1, 1997.

(3) The amounts shown consist of Company contributions under the Company's Profit Saving Plan which has been qualified under sections 401 and 501 of the Internal Revenue Code of 1986, as amended, and covers employees who voluntarily enroll in the Plan the quarter after completing six months of continuous service with the Company.

(4) Represents partial forgiveness of loan as discussed under "Transactions with the Company" and compensation for its tax impact, as well as directors fees (consisting of $19,000, 19,000 and $18,500 in fiscal years 1996, 1995 and 1994).

(5) Consists of options held by Mr. Gibert to purchase 37,500 shares which were granted in 1991 and repriced during 1994.

(6) Represents a relocation allowance and compensation for its tax impact.

(7) Represents partial forgiveness of loan as discussed under "Transactions with the Company" and compensation for its tax impact.

(8) Represents partial forgiveness of loan as discussed under "Transactions with the Company" and compensation for its tax impact ($45,600) and relocation expenses reimbursed by the Company ($52,000).

OPTIONS GRANTED TO EXECUTIVE OFFICERS

     The following table sets forth certain information regarding stock options granted during 1996 to the executive officers named in the foregoing Summary Compensation Table.

                                 OPTION GRANTS

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                           POTENTIAL REALIZABLE
                                              INDIVIDUAL GRANTS                           VALUE AT ASSUMED ANNUAL
                       ----------------------------------------------------------------    RATES OF STOCK PRICE
                           NUMBER OF        PERCENT OF TOTAL                              APPRECIATION FOR OPTION
                           SECURITIES       OPTIONS GRANTED    EXERCISE OR                        TERM(4)
                       UNDERLYING OPTIONS   TO EMPLOYEES IN    BASE PRICE    EXPIRATION   -----------------------
        NAME               GRANTED(1)         FISCAL YEAR       ($/SH)(2)     DATE(3)      5%($)         10%($)
---------------------  ------------------   ----------------   -----------   ----------   --------     ----------
Peter Gibert.........         60,000              14.2%          $ 17.31        2004      $415,512     $  831,024
Steven D. Leonard....        125,000              29.6%          $ 17.75        2004      $887,500     $1,775,000
Robert J. Diaz.......             --                --                --          --            --             --
Kim E. Wertheimer....         15,000               3.7%          $ 22.15        2004      $136,500     $  273,000
Martin R. Collins....             --                --                --          --            --             --

---------------

(1) All options granted to the named executives in fiscal 1996 are exercisable in annual increments of 25%, commencing one year from date of grant, except for options granted to Mr. Leonard to purchase an aggregate of 125,000 shares which are exercisable in annual increments of 33 1/3%, commencing one year from date of grant. Under the terms of the Company's stock option plans, the Human Resources, Compensation and Nominating Committee retains discretion, subject to plan limits, to modify the terms of outstanding options.

(2) All options were granted at fair market value at date of grant.

(3) All options granted in fiscal 1996 were granted for a term of eight years.

(4) Realizable values are reported net of the option exercise price. The dollar amounts under these columns are the result of calculations at the 5% and 10% rates (determined from the price at the date of grant, not the stock's current market value) set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock as well as the optionholder's continued employment through the vesting period. The potential realizable value calculation assumes that the optionholder waits until the end of the option term to exercise the option.

     There were no option exercises during 1996 by any of the executive officers listed. The following table sets forth certain information with respect to stock options held by each of the listed executive officers as of December 31, 1996.

                          YEAR-END OPTION VALUE TABLE

                                                                       VALUE OF UNEXERCISED
                                             NUMBER OF UNEXERCISED     IN-THE-MONEY OPTIONS
                                             OPTIONS AT FY-END(#)          AT FY-END($)
                                             ---------------------     --------------------
                                                 EXERCISABLE/              EXERCISABLE/
                       NAME                      UNEXERCISABLE            UNEXERCISABLE
        -----------------------------------  ---------------------     --------------------
        Peter Gibert.......................          37,500/60,000        $290,625/$386,220
        Steven D. Leonard..................              0/125,000              $0/$750,000
        Robert J. Diaz.....................          25,000/25,000        $243,750/$243,750
        Kim E. Wertheimer..................          20,875/44,625        $191,388/$269,663
        Martin R. Collins..................   21,250/28,750/13,750        $180,938/$231,563

EMPLOYMENT AGREEMENTS

     The Company has an amended employment agreement with Peter Gibert, expiring in December 31, 1997, pursuant to which Mr. Gibert is employed as the Company's President and Chief Executive Officer. Under the terms of this agreement, Mr. Gibert is guaranteed a minimum salary of $31,250 per month subject to future increases in the discretion of the Board of Directors. The employment agreement provides for a bonus which is determined as follows: if the Company's earnings per share ("EPS") for the calendar year are less than an 11% increase over the preceding year, any bonus paid is subject to the discretion of the Board of Directors; if the EPS increase over the preceding year is between 11% and 15%, then Mr. Gibert is entitled to a minimum bonus of 20% of his base salary; if the EPS increase is 16% to 20% over the preceding year the minimum bonus will be 40% of base salary; if the EPS increase over the preceding year is 21% or more, then the minimum bonus shall be 50% of base salary. The agreement with Mr. Gibert provides for severance pay equal to twelve months base salary in the event that either the agreement expires at the end of its term and Mr. Gibert's employment with the Company is not continued or Mr. Gibert's employment is terminated for a reason other than for cause.

     The Company also has an employment agreement with Kim Wertheimer, expiring in November 1997. Under the terms of this agreement, Mr. Wertheimer is entitled to a minimum salary of $14,000 per month and a bonus equal to the greater of (i) $45,000 or (ii) .25 of 1% of the Company's income from operations if the Company's income from operations is at least 110% of the previous year's. The agreement with Mr. Wertheimer provides for an annual grant of options to purchase 15,000 shares of Common Stock for three years, the payment of moving expenses up to $20,000 and a $100,000 loan for relocation expenses to be forgiven over five years as long as Mr. Wertheimer remains an employee of the Company. This loan has not been advanced to date.

     The agreement with Mr. Wertheimer also provides for the continuation of his salary for up to 12 months in the event of termination of employment without cause. The Company also has commitments to Robert Diaz and Robert Kennis to provide for continuation of their salaries for up to 12 months in the event of termination of employment without cause.

     The Company also executed an agreement with Martin Collins. Mr. Collins, who initially joined the Company in 1970 and served in various executive capacities including Chief Financial Officer and Senior Vice President, retired in January 1997. The Company has agreed to provide its standard medical insurance coverage to Mr. Collins through December 2002, and effective after January 1, 1997, accelerated the vesting of then unexercisable options to purchase 28,750 shares of Common Stock. Mr. Collins continues to provide consulting services to the Company for a fee based on the amount of time devoted on behalf of the Company.

TRANSACTIONS WITH THE COMPANY

     In February 1989, Peter Gibert executed a Promissory Note (the "Note") in the principal amount of $717,944 in favor of Darrell J. Sekin & Co. ("Sekin"). The Note provided bi-monthly payments of principal and interest (accruing annually at 9.25%) and a maturity date of February 15, 1994. Payments under the Note terminated in May 1991 when the Company acquired all of the outstanding shares of Sekin. In June 1993, the Company agreed to defer the payments of principal and interest until the termination of the employment agreement between Mr. Gibert and the Company which is described above. Additionally, the interest rate on the Note was reduced to 5% effective June 1993. As of December 31, 1996, unpaid principal and accrued interest on the Note aggregated $262,560.

     In August 1994, the Company agreed to forgive annually $50,000 of the amount due under the Note on the condition that Mr. Gibert is an employee of the Company and the Company has been profitable in the previous twelve months. The interest rate on the Note was increased to 5.7% effective August 1994. The entire balance owed under the Note will be forgiven in the event Mr. Gibert's employment with the Company is terminated, unless such termination is with cause in which case the entire balance becomes due and owing. During 1996, $50,000 due under the Note was forgiven.

     In connection with Robert Diaz joining the Company in December 1994 and relocating from Denver, Colorado the Company loaned Mr. Diaz $120,000 at an annual interest rate of 6%. The loan is evidenced by a promissory note, which provides that payment shall not be due as long as Mr. Diaz is employed with the Company, and that commencing April 1995, $25,000 shall be forgiven annually until the entire amount of the note is forgiven. The balance outstanding under the note is accelerated and immediately due if Mr. Diaz' employment is terminated under certain circumstances. As of December 31, 1996, the unpaid principal and accrued interest on the note aggregated $72,449.

     Similarly, in connection with Steven D. Leonard joining the Company in April 1996 and relocating to the San Francisco Bay Area, the Company loaned Mr. Leonard $250,000 at an annual interest rate of 6.6%. The loan is evidenced by a promissory note which provides for equal annual payments of $60,321 over five years commencing September 1997. The balance outstanding under the note is accelerated and immediately due if Mr. Leonard's employment is terminated. As of December 31, 1996 the unpaid principal and accrued interest aggregated $254,385.

             HUMAN RESOURCES, COMPENSATION AND NOMINATING COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Human Resources, Compensation and Nominating Committee (the "Committee") of the Board of Directors is composed entirely of independent directors, none of whom is an officer or employee of the Company or any of its subsidiaries. The Committee is responsible for establishing the Company's compensation policies, administering the Company's stock option plans, and reviewing the Company's salary, profit sharing and incentive arrangements generally. In addition, the Committee reviews the compensation levels of the executive officers of the Company, including the Chief Executive Officer, and evaluates their performance. The Committee reviews with the Board the significant aspects of compensation for the executive officers of the Company.

     In discharging our responsibilities as members of the Human Resources, Compensation and Nominating Committee, our objective is to establish policies which will enhance the long-term performance and growth of the Company, enable the Company to attract and retain outstanding executives and employees, and provide meaningful incentives without subjecting the Company to excessive costs. The Company has historically relied principally on cash payments in the form of salary and incentive payments to motivate its key executives and managers, and additionally on employee stock options.

     The compensation policy of the Company, which is endorsed by the Committee, is that a substantial portion of the annual compensation of each officer should relate to and be contingent upon the performance of the Company, as well as the individual contribution of each officer. As a result, a substantial portion of each executive officer's compensation is "at risk" in the form of incentive compensation, which is awarded based on performance of the individual and the Company (or the appropriate business unit managed by the executive officer) for the year in question. The determination of incentive compensation is based on a qualitative evaluation of the individual's contribution to the Company's performance, and is also tied to meeting or exceeding the previous year's financial results.

     Amendments to Section 162(m) of the Internal Revenue Code have eliminated the deductibility of most compensation over a million dollars in any given year. The Committee believes that it is highly unlikely that any of the Company's executive officers would be eligible at any time in the foreseeable future to receive compensation of more than a million dollars. However, the Committee believes that it is important to retain the flexibility to maximize the Company's tax deductions. Accordingly, it is the policy of the Committee to consider the impact, if any, of Section 162(m) on the Company and to document as necessary specific performance goals and take all other reasonable steps in order to seek to preserve the Company's tax deductions.

     Peter Gibert's base salary for 1996 was based on his rights under his amended employment agreement with the Company (the "Employment Agreement") described in the Company's proxy statement under the caption "Employment Agreements."

     Under the terms of this agreement, Mr. Gibert's base salary is established at $31,250 per month through December 31, 1997. Mr. Gibert's bonus plan is as follows: if the Company's earnings per share ("EPS") for the calendar year are less than an 11% increase over the preceding year, any bonus paid is subject to the discretion of the Board of Directors; if the EPS increase over the preceding year is between 11% and 15%, then Mr. Gibert is entitled to a minimum bonus of 20% of his base salary; if the EPS increase is 16% to 20% over the preceding year the minimum bonus will be 40% of base salary; if the EPS increase over the preceding year is 21% or more, then the minimum bonus shall be 50% of base salary. For 1996, Mr. Gibert's total bonus was $150,000. This amount consists of Mr. Gibert's minimum entitlement under the Employment Agreement for achieving approximately a 15% EPS increase over the preceding year, and an equal amount awarded by the Committee in the exercise of its discretion in recognition of Mr. Gibert's performance in 1996.

     The perquisites and other benefits received by Mr. Gibert that are reported in the Summary Compensation Table are generally provided pursuant to his Employment Agreement.

March 3, 1997
                                          Human Resources, Compensation and
                                          Nominating Committee

                                          Wesley J. Fastiff, Chairman
                                          John M. Kaiser
                                          Ray C. Robinson, Jr.
                                          Frank J. Wezniak

PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the Company's cumulative total stockholder return on its Common Stock with the cumulative total return of the NASDAQ Market Index and a peer group index consisting of the Company, Expeditors International of Washington, Inc., Fritz Companies, Inc., Air Express International Corporation and Airborne Freight Corporation. Performance graphs for previous years had also included Intertrans Corporation, which merged into the Fritz Companies, Inc. in 1996. The performance graph shown below is not necessarily indicative of future performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

        MEASUREMENT PERIOD           THE HARPER GROUP,     NASDAQ MARKET
      (FISCAL YEAR COVERED)                INC.                INDEX            PEER GROUP
12/31/91                                           100                 100                 100
12/31/92                                            73                 116                 105
12/31/93                                            81                 134                 116
12/31/94                                            72                 131                 140
12/31/95                                            82                 185                 200
12/31/96                                           111                 227                 182

*All returns reflect reinvestment of dividends.

                       PROPOSAL TO APPROVE THE CHANGE OF
            THE COMPANY'S NAME TO "CIRCLE INTERNATIONAL GROUP, INC."

     The Board of Directors has adopted, subject to the required favorable vote of the stockholders, an amendment to the Certificate of Incorporation of the Company which would change the name of the Company from "The Harper Group, Inc." to "Circle International Group, Inc." The Board believes that this change is advisable so that the name of the Company will be consistent with the name under which the Company primarily operates globally, "Circle International." This name, which is protected by trademark registration in the United States and many other countries, is the brand name with which the Company's customers, employees and suppliers associate its global services. Management believes that the recognition in the industry given to the "Circle International" name will be enhanced, and existing confusion eliminated, by changing the name of the Company to one consistent with its global operations.

     Approval of the proposed amendment requires the affirmative votes of the holders of a majority of the outstanding Common Stock. Once stockholder approval has been obtained, the change in the Company's name will be effective upon the filing of a certificate of amendment with the Secretary of State of the State of Delaware. The Board of Directors recommends a vote FOR this proposal.

OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table indicates, as to each named director and each named executive officer, and as to all directors and executive officers as a group, the number of shares and percentage of the Company's Common Stock beneficially owned as of February 28, 1997.

                                                         COMMON STOCK BENEFICIALLY OWNED
                                                             AS OF FEBRUARY 28, 1997
                                                        ----------------------------------
                             NAME                       NUMBER OF SHARES           PERCENT
        ----------------------------------------------  ----------------           -------
        Peter Gibert(1)...............................      1,084,153(2)(3)(13)          %
        Ray C. Robinson, Jr.(1).......................      1,707,947(4)(6)              %
        Wesley J. Fastiff.............................         80,433(5)(6)              %
        Edwin J. Holman...............................          8,000(7)               --
        Frank J. Wezniak..............................          8,685(6)               --
        John M. Kaiser................................         25,000(8)               --
        John M. Lillie................................          2,500                  --
        Steven D. Leonard.............................         42,500(9)
        Robert J. Diaz................................         25,000(10)              --
        Kim E. Wertheimer.............................         87,582(11)                %
        Martin R. Collins.............................             --                  --
        Robert H. Kennis..............................         18,949(12)(13)          --
        All directors and officers as a group (12
          persons)....................................      3,090,749                    %
        John H. Robinson(1)...........................      1,028,037                    %
        Westport Asset Management, Inc.(1)............      1,461,250                  --
        Franklin Resources, Inc.(1)...................      1,426,100                   9%

---------------

 (1) The address of Ray C. Robinson, Jr., Peter Gibert and John H. Robinson is 260 Townsend Street, San Francisco, California 94107. With the exception of Ray C. Robinson, Jr., Peter Gibert and John H. Robinson, the only stockholders who are known by the Company to own beneficially more than 5% of the Company's Common Stock are Westport Asset Management, Inc., whose address is 253 Riverside Avenue, Westport, Connecticut 06880 and Franklin Resources, Inc., whose address is 777 Mariners Island Blvd., San Mateo, CA 94403. John H. Robinson and Ray C. Robinson, Jr. are brothers.

 (2) Excludes 92,159 shares (     %) held by Jeffrey L. Oerke, as trustee of an
     irrevocable trust for the benefit of the children of Peter Gibert and their descendants. As to such excluded shares, Mr. Gibert disclaims any beneficial interest.

 (3) Includes 67,500 shares issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1997.

 (4) Consists of 1,702,947 shares held by Ray C. Robinson, Jr. and Craig Howard Robinson as co-trustees of a revocable trust for the benefit of Ray C. Robinson, Jr., his wife, and their descendants.

 (5) Includes 75,433 shares held by Wesley J. Fastiff and Bonnie B. Fastiff as co-trustees of a revocable trust for the benefit of Wesley J. Fastiff, his wife and their descendants.

 (6) Includes 5,000 shares issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1997.

 (7) Consists of 8,000 shares issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1997.

 (8) Includes 11,000 shares issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1997.

 (9) Consists of 42,500 shares issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1997.

(10) Consists of 25,000 shares issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1997.

(11) Includes 22,500 shares issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1997.

(12) Includes 18,250 shares issuable upon exercise of outstanding options exercisable within 60 days of February 28, 1997.

(13) Includes shares contributed into the officer's account under the Company's
     Section 401(k) Plan which were previously held by the Company's profit sharing plan.

                           SECTION 16(A) INFORMATION

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from January 1, 1996 to December 31, 1996 all filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.

                                    AUDITORS

     Deloitte & Touche LLP, independent certified public accountants, serves as the Company's principal accountants. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, there are no other matters which management intends to present or has reason to believe others will present to the meeting. If other matters properly come before the meeting, those who act as proxies will vote in accordance with their judgment.

                             STOCKHOLDER PROPOSALS

     If any stockholder intends to present a proposal for action at the Company's 1998 Annual Meeting and wishes to have such proposal set forth in management's proxy statement, such stockholder must forward the proposal to the Company so that it is received on or before December 2, 1998. Proposals should be addressed to the Company at 260 Townsend Street, San Francisco, California 94107, Attention: Corporate Secretary.

                              COST OF SOLICITATION

     All expenses in connection with the solicitation of this proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to stockholders, will be paid by the Company.

                                          By Order of the Board of Directors

                                          Robert H. Kennis, Secretary

Dated: April 1, 1997.

                             THE HARPER GROUP, INC.

             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS MAY 13, 1997 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints PETER GIBERT and ROBERT H. KENNIS, or either of them, each with power of substitution, as proxies of the undersigned, to attend the Annual Meeting of Stockholders of THE HARPER GROUP, INC. to be held at the office of the Company at 260 Townsend Street, San Francisco, California, on May 13, 1997, at 10:30 A.M., and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following:

(1) The election of three Class III Directors for a three year term.

    [ ]  FOR the nominees listed below                         [ ]  WITHHOLD AUTHORITY to vote
       (except as marked to the contrary below)                   for the nominees listed below

   (INSTRUCTION: To withhold authority to vote for any nominee, strike a line through the nominee's name below)

            Ray C. Robinson, Jr., John M. Kaiser and John M. Lillie

(2) To amend the Company's Certificate of Incorporation to change the Company's name to "Circle International Group, Inc."

            [ ]  FOR            [ ]  AGAINST            [ ]  ABSTAIN

(3) In their discretion, upon any and all such other matters as may properly come before the meeting or any adjournment thereof.

                 (Continued, and to be signed, on reverse side)

                          (Continued from other side)

    This proxy will be voted as directed. In the absence of contrary directions, this proxy will be voted FOR the election of the directors listed above and FOR Proposal 2.

                                                       Dated: ____________, 1997


                                                       -------------------------

                                                       -------------------------
                                                              (Signature)

                                                       The signature should
                                                       correspond exactly with
                                                       the name appearing on the
                                                       certificate evidencing
                                                       your Common Stock. If
                                                       more than one name
                                                       appears, all should sign.
                                                       Joint owners should each
                                                       sign personally.

        STOCKHOLDERS ARE URGED TO MARK, DATE, SIGN AND RETURN THIS PROXY
              PROMPTLY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO
                    POSTAGE IF MAILED IN THE UNITED STATES.